                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [x]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement   [ ] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))


    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                               IDEX CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                                 [COMPANY NAME]
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:
--------------------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

--------------------------------------------------------------------------------

                                  [IDEX LOGO]
                                IDEX CORPORATION

                           NOTICE AND PROXY STATEMENT

                                      FOR

                        THE ANNUAL SHAREHOLDERS' MEETING

                                   TO BE HELD

                            TUESDAY, MARCH 24, 1998

                             YOUR VOTE IS IMPORTANT

       Please mark, date and sign the enclosed proxy card and promptly return it to the Company in the enclosed envelope.

                                IDEX CORPORATION
                                630 DUNDEE ROAD
                           NORTHBROOK, ILLINOIS 60062
                       ---------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       ---------------------------------

DEAR IDEX SHAREHOLDER:

      You are cordially invited to attend the Annual Meeting of the shareholders of IDEX Corporation which will be held on Tuesday, March 24, 1998, at Bank of America NT & SA, Shareholders Room, 21st Floor, 231 South LaSalle Street, Chicago, Illinois 60697. The meeting will begin at 10:00 a.m.

      At the meeting, shareholders will (a) elect four directors for a term of three years, (b) vote on the recommendation of the Board of Directors that Deloitte & Touche LLP be appointed auditors of the Company for 1998, and (c) transact such other business as may properly come before the meeting.

      Enclosed is a Proxy Statement which provides information concerning the Company and the Board of Directors' nominees for election as directors. Also enclosed is a copy of the Company's Annual Report which describes the results of our operations during 1997 and provides other information about the Company which will be of interest.

      The Board of Directors fixed the close of business on February 4, 1998, as the record date for the determination of shareholders owning the Company's Common Stock, par value $.01 per share, entitled to notice of and to vote at the Annual Meeting.

      Enclosed is a proxy card which provides you with a convenient means of voting on the matters to be considered at the meeting whether or not you attend the meeting in person. All you need to do is mark the proxy card to indicate your vote, sign and date the card, then return it to the Company in the enclosed envelope as soon as conveniently possible. If you desire to vote to elect each of the Company's nominees as directors, for the appointment of Deloitte & Touche LLP as auditors of the Company for 1998, and in the discretion of the proxy holders as to any other business which may properly come before the meeting, you need not mark your votes on the proxy card but need only sign and date it and return it to the Company.

      Management sincerely appreciates your support. We hope to see you at the Annual Meeting.

                                           By order of the Board of Directors,

                                                   WAYNE P. SAYATOVIC
                                            Senior Vice President - Finance,
                                          Chief Financial Officer and Secretary

February 10, 1998
Northbrook, Illinois

                                IDEX CORPORATION
                                630 DUNDEE ROAD
                           NORTHBROOK, ILLINOIS 60062

                      ------------------------------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 24, 1998
                      ------------------------------------

      The Annual Meeting of the shareholders of IDEX Corporation (the "Company" or "IDEX") will be held on Tuesday, March 24, 1998, at 10:00 a.m. at the Shareholders Room of Bank of America NT & SA, 231 South LaSalle Street, Chicago, Illinois 60697. At the Annual Meeting, shareholders will (a) elect four directors for a term of three years, (b) vote on the recommendation of the Board of Directors that Deloitte & Touche LLP be appointed auditors of the Company for 1998, and (c) transact such other business as may properly come before the meeting.

      This Proxy Statement has been prepared in connection with the solicitation by the Company's Board of Directors of proxies for the Annual Meeting and provides information concerning the persons nominated by the Board of Directors for election as directors and the other matters to be voted upon, as well as other information relevant to the Annual Meeting. The Company commenced distribution of this Proxy Statement and the materials which accompany it on February 10, 1998.

      The record of shareholders entitled to notice of and to vote at the Annual Meeting was taken as of the close of business on February 4, 1998 (the "record date"), and each shareholder will be entitled to vote at the meeting any shares of IDEX Common Stock, par value $.01 per share ("Common Stock"), held of record at the record date.

      Each shareholder of record is requested to complete, date and sign the accompanying proxy card and return it promptly to the Company in the enclosed envelope. The proxy card lists each person nominated by the Board of Directors for election as director and provides spaces to vote on the appointment of outside auditors. Proxies duly executed and received at or prior to the meeting will be voted in accordance with shareholders' instructions. If no instructions are given, proxies will be voted to elect each of the Company's nominees as directors and in favor of the appointment of Deloitte & Touche LLP as auditors of the Company and in the discretion of the proxy holders as to any other business which may properly come before the meeting.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                             ELECTION OF DIRECTORS

      The Company's Restated Certificate of Incorporation, as amended, provides for a three-class Board, with one class being elected each year for a term of three years. In December 1997, the Board of Directors named Frank J. Hansen, formerly the Senior Vice-President-Operations and Chief Operating Officer of IDEX Corporation, to the position of President and Chief Operating Officer effective January 1, 1998. At the same time, the Board was expanded from nine to ten members, and Mr. Hansen was elected a Class III director of the Company by the remaining directors. As such, the Board of Directors currently consists of ten members, three of whom are Class I directors whose terms will expire at the 1999 Annual Meeting, three of whom are Class II directors whose terms will expire at the 2000 Annual Meeting and four of whom are Class III directors whose terms will expire at this year's Annual Meeting.

      The Company's Board of Directors has nominated four persons for election as Class III directors to serve for a three-year term expiring in 2001, upon the election and qualification of their successors. The four nominees of the Board of Directors are Frank J. Hansen, Paul E. Raether, Clifton S. Robbins and Neil
A. Springer, each of whom is currently serving as a director of the Company.

      If for any reason any of the nominees for a Class III directorship is unavailable to serve, proxies solicited hereby may be voted for a substitute. The Board, however, expects all of the nominees to be available.

      The nominees and the directors whose terms of office continue after this year's Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including directorships in other public companies.

      The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting, and entitled to vote, is required for election of the nominees.

       THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
           VOTE FOR THE FOUR NOMINEES IN CLASS III IDENTIFIED BELOW.

                           NOMINEES FOR DIRECTORSHIPS

CLASS III: NOMINEES FOR THREE-YEAR TERM

FRANK J. HANSEN                                              Director since 1998
President and Chief Operating Officer                                     Age 56
IDEX Corporation

      Mr. Hansen was appointed President and Chief Operating Officer and Director of the Company on January 1, 1998. Previously, he served as Senior Vice-President-Operations and Chief Operating Officer from August 1994 to December 1997. Mr. Hansen was Vice President-Group Executive of the Company from January 1993 to July 1994. From 1989 to July 1994, Mr. Hansen was President of Viking Pump. Mr. Hansen is a member of the Pension and Retirement Committee and is also a director of Gardner Denver Machinery, Inc.

PAUL E. RAETHER                                              Director since 1988
Member                                                                    Age 51
Kohlberg Kravis Roberts & Co., L.L.C.

      Mr. Raether was elected director of IDEX on January 22, 1988. Since January 1996, he has been a member of the limited liability company which acts as the general partner of Kohlberg Kravis Roberts & Co. ("KKR"). Mr. Raether has been a general partner of KKR Associates since prior to 1993 and was a general partner of KKR from prior to 1993 to December 1995. Mr. Raether is a director of Bruno's, Inc.

CLIFTON S. ROBBINS                                           Director since 1987
Member                                                                    Age 39
Kohlberg Kravis Roberts & Co., L.L.C.

      Mr. Robbins has been a director of IDEX since its organization in September 1987. Since January 1996, he has been a member of the limited liability company which acts as the general partner of KKR. He has been a general partner of KKR Associates since December 1994 and was a general partner of KKR from December 1994 to December 1995. From prior to 1993 to December 1994, he was an executive of KKR and a limited partner of KKR Associates. Mr. Robbins is a director of AEP Industries, Inc., Borden, Inc., Borden Chemicals & Plastics, L. P., KinderCare Learning Centers, Inc., and Newsquest Capital, PLC. Mr. Robbins is a member of the Executive Committee of the Board of Directors.

NEIL A. SPRINGER                                             Director since 1990
Managing Director                                                         Age 59
Springer Souder & Associates, L.L.C.

      Mr. Springer was appointed director of IDEX by the Board on February 27, 1990. He has been Managing Director of Springer Souder & Associates, L.L.C. since June 1994. From September 1992 to June 1994 he was Senior Vice President of Slayton International, Inc. and from August 1991 to August 1992 he was President-Central Region of Alexander Proudfoot Company. Mr. Springer is a director of CUNA Mutual Insurance Group, Dorsey Trailer, Inc., and Freightways Corporation. Mr Springer is the Chairman of the Audit Committee and a member of the Compensation Committee of the Board of Directors.

                           OTHER INCUMBENT DIRECTORS

CLASS I: THREE-YEAR TERM EXPIRES IN 1999

DONALD N. BOYCE                                              Director since 1988
Chairman of the Board and Chief Executive Officer                         Age 59
IDEX Corporation

      Mr. Boyce was elected Chairman of the Board, President and Chief Executive Officer of IDEX on January 22, 1988, the date of the Company's acquisition of its six original operating subsidiaries from Houdaille Industries, Inc. ("Houdaille"). On January 1, 1998, Mr. Hansen assumed the title of President from Mr. Boyce with Mr. Boyce continuing as Chairman and Chief Executive Officer. Mr. Boyce is the Chairman of the Executive Committee, a member of the Pension and Retirement Committee, and a director of United Dominion Industries, Ltd. and Metromail Corporation.

RICHARD E. HEATH                                             Director since 1989
Senior Partner                                                            Age 67
Hodgson, Russ, Andrews, Woods & Goodyear

      Mr. Heath was appointed director of IDEX by the Board on April 19, 1989, effective June 9, 1989. Mr. Heath has been a senior partner of the law firm Hodgson, Russ, Andrews, Woods & Goodyear since prior to 1993.

HENRY R. KRAVIS                                              Director since 1988
Member                                                                    Age 54
Kohlberg Kravis Roberts & Co., L.L.C.

      Mr. Kravis was elected director of IDEX on January 22, 1988. Since January 1996, he has been a managing member of the limited liability company which acts as the general partner of KKR. Mr. Kravis is a general partner of KKR Associates and was a general partner of KKR from its organization in 1976 to December 1995. Mr. Kravis is a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., Bruno's, Inc., Evenflo & Spalding Holdings Corporation, KinderCare Learning Centers, Inc., Merit Behavioral Care Corporation, Newsquest Capital, PLC, Owens-Illinois, Inc., Owens-Illinois Group, Inc., Primedia, Inc., Safeway, Inc., Sotheby's Holdings, Inc., The Gillette Company, Union Texas Petroleum Holdings, Inc., and World Color Press, Inc.

CLASS II: THREE-YEAR TERM EXPIRES IN 2000

WILLIAM H. LUERS                                             Director since 1989
President                                                                 Age 68
Metropolitan Museum of Art

      Mr. Luers was appointed a director of IDEX by the Board on May 24, 1989, effective June 2, 1989. Mr. Luers has been President of The Metropolitan Museum of Art in New York, New York since prior to 1993. Formerly, he served as Ambassador to Czechoslovakia and Venezuela. Mr. Luers has written extensively for newspapers and magazines on the Soviet Union and Eastern Europe, on East/West relations and on Latin America. He serves on the boards of The Scudder Brazil Fund, The Scudder New Europe Fund, Inc., The Scudder Global/International Funds, Inc., and Wickes Lumber Co. Mr. Luers is the Chairman of the Compensation Committee and a member of the Audit Committee of the Board of Directors.

GEORGE R. ROBERTS                                            Director since 1988
Member                                                                    Age 54
Kohlberg Kravis Roberts & Co., L.L.C.

      Mr. Roberts was elected director of IDEX on January 22, 1988. Since January 1996, he has been a managing member of the limited liability company which acts as the general partner of KKR. He is a general partner of KKR Associates and was a general partner of KKR from its organization in 1976 to December 1995. Mr. Roberts is a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., Bruno's, Inc., Evenflo & Spalding Holdings Corporation, KinderCare Learning Centers, Inc., Merit Behavioral Care Corporation, Owens-Illinois, Inc., Owens-Illinois Group, Inc., Primedia, Inc., Safeway, Inc., Union Texas Petroleum Holdings, Inc., and World Color Press, Inc. Mr. Roberts and Mr. Kravis are first cousins.

MICHAEL T. TOKARZ                                            Director since 1987
Member                                                                    Age 48
Kohlberg Kravis Roberts & Co., L.L.C.

      Mr. Tokarz has been a director of IDEX since its organization in September 1987. Since January 1996, he has been a member of the limited liability company which acts as the general partner of KKR. He has been a general partner of KKR Associates since January 1993 and was a general partner of KKR from January 1993 to December 1995. Mr. Tokarz is a director of Evenflo & Spalding Holdings Corporation, Primedia, Inc., Safeway, Inc., and Walter Industries, Inc. Mr. Tokarz is a member of the Executive Committee of the Board of Directors.

FUNCTIONS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The Board of Directors has the ultimate authority for the management of the Company's business. The Board selects the Company's executive officers, delegates responsibilities for the conduct of the Company's operations to those officers, and monitors their performance. The Board of Directors held seven meetings during 1997.

      Important functions of the Board of Directors are performed by committees comprised of members of the Board. Subject to applicable provisions of the Company's By-Laws, the Board as a whole appoints the members of each committee each year at its first meeting following the annual shareholders' meeting. The Board may, at any time, appoint or remove committee members or change the authority or responsibility delegated to any committee. There are four regularly constituted committees of the Board of Directors: the Executive Committee, the Audit Committee, the Compensation Committee, and the Pension and Retirement Committee. The Company does not have a nominating committee or any regularly constituted committee performing the functions of such a committee.

      The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the Company between meetings of the Board of Directors, except that the Executive Committee may not fill vacancies on the Board, amend the Company's By-Laws or exercise certain other powers reserved to the Board or delegated to other Board committees. During 1997, the Executive Committee held four meetings.

      The Audit Committee recommends to the Board of Directors the firm of independent public accountants to audit the Company's financial statements for each fiscal year; reviews with the independent auditors the general scope of this service; reviews the nature and extent of the non-audit services to be performed by the independent auditors; and consults with management on the activities of the Company's independent auditors and the Company's system of internal accounting controls. During 1997, the Audit Committee held two meetings.

      The Compensation Committee makes recommendations to the Board of Directors with respect to the compensation to be paid and benefits to be provided to directors, officers and employees of the Company. During 1997, the Compensation Committee held seven meetings.

      The Pension and Retirement Committee makes recommendations to the Board of Directors with respect to the adoption or amendment of the Company's pension and retirement plans and reports to the Board with respect to the operation of such plans. During 1997, the Pension and Retirement Committee held five meetings.

      During 1997, each member of the Board of Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and of committees of the Board of which he was a member, except for Messrs. Kravis, Robbins and Roberts.

CERTAIN INTERESTS

      LEGAL FEES. Mr. Heath is a senior partner of the law firm of Hodgson, Russ, Andrews, Woods & Goodyear. Such firm is counsel to the Company on certain matters.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

      In December 1997, the Board of Directors named Frank J. Hansen, formerly Senior Vice-President - Operations and Chief Operating Officer, to the position of President and Chief Operating Officer effective January 1, 1998. Mr. Boyce, who previously served as Chairman, President and Chief Executive Officer, continues as Chairman and Chief Executive Officer. Also, at that time, Mr. David
T. Windmuller, who most recently served as President of Fluid Management, Inc., was named Vice President - Operations effective January 1, 1998. In June 1997, Mr. Rodney L. Usher was named Vice President - Group Executive. Mr. Usher serves as President of Pulsafeeder, Inc., and in addition, has responsibilities for the Warren Rupp and Corken business units. In May 1997, Mr. James R. Fluharty was named Vice President - Corporate Marketing and Mr. Dennis L. Metcalf was named Vice President - Corporate Development. Previously, Mr. Fluharty was President of Micropump, Inc. and Mr. Metcalf was Corporate Director of Business Development.

DIRECTOR COMPENSATION

      Non-management directors of the Company receive an annual fee for their services of $30,000. Under the Amended and Restated IDEX Corporation Directors Deferred Compensation Plan, directors are permitted to defer their compensation into an Interest-Bearing Account or into a Deferred Compensation Units Account as of the date that such compensation would otherwise be payable. The deferred compensation credited to the Interest-Bearing Account is adjusted on a quarterly basis with hypothetical earnings for the quarter equal to rates on U.S. government securities with 10 year maturities plus 200 basis points as of December 1 of the calendar year preceding the quarter for which the earnings were credited, compounded at least annually.

      Deferred compensation credited to the Deferred Compensation Units Account is converted into a number of deferred compensation units as of the deferral date by dividing the deferred compensation by the fair market value of the Company's Common Stock. In addition, the value of dividends payable on shares of Common Stock will be credited to the Deferred Compensation Units Account and converted into deferred compensation units based on the number of deferred compensation units on the dividend record date and the fair market value of Common Stock on the dividend payment date.

      Under the IDEX Corporation Stock Option Plan for Outside Directors (the "Plan") non-qualified stock options ("Options") are granted to directors of the Company who are not (i) full-time employees of the Company or its subsidiaries or (ii) partners or full-time employees of either KKR or KKR Associates (any such director being an "Outside Director") to purchase, in the aggregate, up to 337,500 shares of Common Stock. If any option expires or is canceled without having been fully exercised, the shares covered thereby may be subject to the grant of new Options.

      In the year ended December 31, 1997, each of Messrs. Heath, Luers and Springer received an Option to purchase 4,500 shares of Common Stock. In addition, on January 1, 1998, Messrs. Heath, Luers and Springer each received an option to purchase 4,500 shares of Common Stock and, on each January 1 hereafter, for so long as they continue to serve as directors of the Company and the Plan remains effective, will receive additional options for 4,500 shares of Common Stock. For so long as the Plan remains effective, any person who becomes an Outside Director will receive an Option to purchase 6,750 shares of Common Stock upon his or her appointment as director and will receive an additional Option for 4,500 shares of Common Stock on each January 1 thereafter for so long as they continue to serve as directors of the Company and the Plan remains effective. The per share purchase price is specified in each Option and is equal to the fair market value of a share of Common Stock on the date the Option is granted, as determined under the Plan. The per share purchase price under the Options, granted to Messrs. Heath, Luers and Springer on January 1, 1997, and January 1, 1998, was $26.03 and $34.10, respectively. The per share closing market price of the Common Stock on January 1, 1997, and on January 1, 1998, was $26.56 and $34.87, respectively. The Option price is based on the average closing price per share of Common Stock on the New York Stock Exchange during the 30-day period immediately proceeding the date the Option was granted. Upon exercise of any option, the purchase price of Common Stock must be paid in full in cash or shares of Common Stock as provided in the Plan.

      No Option may be granted during any period of suspension of the Plan and, in no event, may any Option be granted under the Plan after February 26, 2000.

SUMMARY COMPENSATION TABLE

      The total compensation paid to the Company's five highest paid executive officers for services rendered to the Company in 1997, 1996 and 1995 is summarized as follows:

                                               ANNUAL COMPENSATION(1)             LONG-TERM COMPENSATION
                                           ------------------------------   -----------------------------------
                                                                                           SHARES
                                                                  OTHER     RESTRICTED   UNDERLYING   LONG-TERM
                                                                  ANNUAL      STOCK       OPTIONS     INCENTIVE      ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS     COMP.(2)     AWARDS      GRANTED      PAYOUTS    COMPENSATION(3)
   ---------------------------      ----    ------     -----     --------   ----------   ----------   ---------   ---------------
Donald N. Boyce...................  1997   $445,000   $445,000      $0          $0         42,000        $0           $3,450
  Chairman of the Board             1996    420,000    404,000       0           0         41,850         0            3,450
  and Chief Executive Officer       1995    400,000    480,000       0           0         41,850         0            3,372
Frank J. Hansen...................  1997    210,800    176,500       0           0         30,000         0            3,450
  President                         1996    200,000    160,800       0           0         20,588         0            3,450
  and Chief Operating Officer       1995    191,000    192,000       0           0         20,588         0            3,372
Wayne P. Sayatovic................  1997    198,500    161,300       0           0         24,000         0            3,450
  Senior Vice President-Finance,    1996    189,000    147,500       0           0         16,875         0            3,450
  Chief Financial Officer and
    Secretary                       1995    180,000    167,400       0           0         16,875         0            3,372
Wade H. Roberts, Jr...............  1997    184,000    124,100       0           0         17,000         0            3,450
  Vice President-Group Executive    1996    175,500    112,900       0           0         14,400         0            3,450
  and President, Hale               1995    168,000    151,600       0           0         14,400         0            3,372
Rodney L. Usher...................  1997    168,250    127,900       0           0         15,000         0            3,450
  Vice President-Group Executive
  and President, Pulsafeeder

---------------
(1) Includes amounts earned in fiscal year, whether or not deferred.

(2) The value of perquisites provided to these individuals did not exceed the lesser of $50,000 or 10% of base salary plus bonus.

(3) Company matching contributions to Savings Plan individual accounts.

(4) Mr. Usher was appointed an executive officer of the Company in 1997.

OPTION GRANTS IN 1997

      The following tables set forth certain information with respect to options granted to the Company's five highest paid executive officers in 1997.

                                                         INDIVIDUAL GRANTS
                                  ---------------------------------------------------------------         POTENTIAL REALIZABLE
                                  NUMBER OF          % OF TOTAL                                             VALUE AT ASSUMED
                                    SHARES            OPTIONS                                             RATES OF STOCK PRICE
                                  UNDERLYING          GRANTED                                            APPRECIATION FOR OPTION
                                   OPTIONS          TO EMPLOYEES        EXERCISE       EXPIRATION       -------------------------
             NAME                  GRANTED         IN FISCAL YEAR        PRICE            DATE             5%             10%
             ----                 ----------       --------------       --------       ----------          --             ---
Donald N. Boyce...............      42,000              8.4%             $24.50         03/25/07        $648,496       $1,646,258
Frank J. Hansen...............      30,000              6.0               24.50         03/25/07         463,211        1,175,898
Wayne P. Sayatovic............      24,000              4.8               24.50         03/25/07         370,569          940,719
Wade H. Roberts, Jr...........      17,000              3.4               24.50         03/25/07         262,486          666,342
Rodney L. Usher...............      10,200              2.0               24.50         03/25/07         157,492          399,805
                                     4,800              1.0               29.12         05/30/07          88,140          223,875

OPTION EXERCISES AND YEAR-END VALUES

                                                                      NUMBER OF SHARES                 VALUE OF UNEXERCISED,
                               NUMBER OF                           UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                SHARES                           OPTIONS AT FISCAL YEAR END            AT FISCAL YEAR END(1)
                              ACQUIRED ON        VALUE         ------------------------------      ------------------------------
           NAME                EXERCISE         REALIZED       EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
           ----               -----------       --------       -----------      -------------      -----------      -------------
Donald N. Boyce...........      210,751        $5,554,285        130,680           143,070         $2,525,401        $1,939,005
Frank J. Hansen...........            0                 0         63,023            60,060          1,241,981           850,772
Wayne P. Sayatovic........       71,395         1,881,605         53,325            63,175          1,029,208           862,418
Wade H. Roberts, Jr.......            0                 0         66,510            51,740          1,512,117           690,629
Rodney L. Usher...........       16,060           409,058         15,120            26,880            295,787           307,346

---------------
(1) Calculated using closing stock price on December 31, 1997 of $34.875.

COMPENSATION COMMITTEE REPORT

      The Compensation Committee (the "Committee") of the Board of Directors of IDEX Corporation reviews and approves base salary, annual management incentive compensation, and long-term incentive awards for all corporate officers and business unit presidents, with the objective of attracting and retaining individuals of the necessary quality and stature to operate the business.

      The Committee considers individual contributions, performance against strategic goals and directions, and industry-wide pay practices in determining the levels of base compensation for key executives. In addition, key executives participate in the annual Management Incentive Compensation Plan, described below, and they receive awards under the Company's long-term incentive plan which takes the form of a stock option plan tied directly to the market value of the Company's stock.

      The Management Incentive Compensation Plan, in which key executives participate, provides for payment of annual bonuses based upon performance of the business units of the Company. Individual target bonus percentages are based on base salaries and levels of responsibility. Actual awards are set as a percentage of target based upon meeting certain quantitative performance criteria set each year in connection with the annual business planning process and rankings assigned to certain qualitative criteria measuring performance against long-term objectives. The quantitative and qualitative components of the plan each receive a 50% weighting in determining the total bonus. Actual payouts under the plan since IDEX was formed in 1988 have ranged from 60% of target to 170% of target. The Committee believes that this plan is properly leveraged relative to performance of the Company and its business units, and that the Company's performance has been excellent relative to its peer group. This performance differential is seen in the Company's operating profit margins, cash flow generation capabilities, disciplined acquisition program, and stock market performance, among other factors.

      The Committee believes that both the annual bonus plan and the long-term incentive plan align the interests of management with the shareholders and focus the attention of management on the long-term success of the Company. A significant portion of the executives' compensation is at risk, based on the financial performance of the Company and the value of the Company's stock in the marketplace.

      Compensation of the Company's Chief Executive Officer, Donald N. Boyce, is set annually by the Compensation Committee based on Company performance, his performance, and prevailing market conditions, and is then approved by the Board of Directors. Mr. Boyce has a large personal stake in the Company through the ownership by himself, his wife, certain family trusts, and a family foundation of 618,839 shares of Common Stock of the Company. He also has options to acquire an additional 273,750 shares of Common Stock. With this sizeable ownership position, a very large percentage of Mr. Boyce's personal net worth is tied directly to IDEX's performance.

      Annual bonuses paid to Mr. Boyce are based on IDEX's performance and are made under the same Management Incentive Compensation Plan used for all other Company executives. Mr. Boyce's target level of bonus has been set at 80% of his base pay, and his actual bonus as a percent of target is generally set at the average percentage of target paid to the other plan participants at the various business units. For the year 1997, Mr. Boyce and the other senior executives at the corporate level received bonuses ranging from 109% to 131% of the target amount, which in Mr. Boyce's case was 125% of the target amount or 100% of his base pay. His actual bonuses are comparable to those earned by his peers for comparable performance.

      Section 162 (m) of the Internal Revenue Code limits to $1 million in a taxable year the deduction publicly held companies may claim for compensation paid to executive officers, unless certain requirements are met. The Committee has reviewed this provision and has concluded that the Company was not impacted by Section 162(m) in 1997. Accordingly, no changes to any of the compensation plans are contemplated at this time.

                                         William H. Luers, Chairman
                                         Neil A. Springer

COMMON STOCK PERFORMANCE

      The following table compares total shareholder returns over the last five fiscal years to the Standard & Poor's (the "S&P") 500 Index and the S&P Manufacturing-Diversified Industrials Index assuming the value of the investment in IDEX Common Stock and each index was $100 on December 31, 1992. Total return values for IDEX Common Stock, the S&P 500 and S&P Manufacturing-Diversified Industrials were calculated on cumulative total return values assuming reinvestment of dividends. The five year total return for IDEX Common Stock exceeded the S&P 500 and the S&P Manufacturing-Diversified Industrials by 38% and 20%, respectively. The shareholder return shown on the graph below is not necessarily indicative of future performance.

               TOTAL SHAREHOLDER RETURNS -- DIVIDENDS REINVESTED

                             [PERFORMANCE GRAPH]

        MEASUREMENT PERIOD                                MANU-DIVERSIFIED
       (FISCAL YEAR COVERED)             IDEX CORP          INDUSTRIALS        S&P 500 INDEX
12/92                                            100.00              100.00              100.00
12/93                                            150.52              121.40              110.08
12/94                                            177.89              125.66              111.53
12/95                                            261.52              176.95              153.45
12/96                                            260.50              243.88              188.68
12/97                                            347.38              290.40              251.63

EXECUTIVE EMPLOYMENT AGREEMENTS

      The Company has entered into employment agreements with Messrs. Boyce, Hansen and Sayatovic.

      Mr. Boyce is currently serving as Chairman of the Board and Chief Executive Officer of IDEX under an employment agreement, as amended, with IDEX which became effective upon the termination of his employment with Houdaille on August 31, 1988. Such agreement provided for an initial term which ended January 22, 1993 plus successive twelve-month periods thereafter. His annual base salary in 1998 is $470,000 subject to annual review and adjustment. If Mr. Boyce becomes disabled or dies during the period of his full time employment, he, his wife, if she survives him, or if she does not survive him, his estate, will receive his base salary as then in effect for a period of eighteen months commencing on the first day of the month immediately following the date of his disability or death and a full year's bonus at no less than his target amount. In addition, if Mr. Boyce becomes disabled and ceases to be employed by IDEX he shall be entitled to receive an eighteen-month continuance of fringe benefits. If Mr. Boyce's employment is terminated or he resigns, he will receive continuing salary payments and fringe benefits for a period of twenty-four months. Such payments, which are in addition to any other death benefits, will continue to be paid to Mr. Boyce's wife, if she survives, or his estate, if he dies before the payments are complete. In addition, at such time as Mr. Boyce ceases to be employed by IDEX, he will receive a lump sum payment of $240,000.

      The employment agreements with Messrs. Hansen and Sayatovic became effective August 1, 1994 and March 1, 1988, respectively. Each provides for an initial three-year term (during which the Company could terminate the agreement) plus successive twelve-month periods thereafter. The agreements were amended and restated on November 22, 1996 and Mr. Hansen's agreement was further amended effective January 1, 1998 because of his new responsibilities as President. The annual base salaries for 1998, subject to annual review and adjustment, are $310,000 for Mr. Hansen and $209,000 for Mr. Sayatovic. If Mr. Hansen's employment is terminated by the Company or if he resigns, following a change in control or diminution of responsibilities, or if Mr. Sayatovic's employment is terminated by the Company, the executive will be entitled to continuing salary payments and fringe benefits for twenty-four months. Such payments will continue to the executive's wife, if she survives, or his estate, if he dies before the payments are complete. Mr. Hansen's agreement provides that if he becomes disabled or dies during the period of his full-time employment, he, his wife if she survives him, or if she does not survive him, his estate, will receive his base salary as then in effect, for a period of nine months, commencing on the first day of the month immediately following the date of his disability or death and a full-year's bonus at no less than his target amount. Mr. Sayatovic's agreement provides that in the event that he dies during his full-time employment, his wife, if she survives him, or if she does not, his estate, will be entitled to a death benefit equal to his base salary for a continuing period of nine months.

      When Mr. Boyce ceases to be employed by IDEX he will be entitled to receive a supplemental retirement benefit for three years (subject to an annual cost of living adjustment) equal to 40% of his maximum annual base salary in effect at any time during the term of his employment agreement, such payments to commence after all other salary continuation payments have been paid and to be reduced by the amount of the lump sum benefit described above. He will also be entitled to receive a supplement retirement benefit equal to 20% of his maximum annual base salary for the remainder of his life (subject to an annual cost of living adjustment) commencing upon completion of payment of the 40% benefit. The supplemental retirement benefit referred to in the two preceding sentences may, under certain circumstance on Mr. Boyce's death, be paid to his spouse in the form of an actuarially equivalent joint and 50% surviving spouse annuity.

      Should Mr. Hansen remain employed by the Company until at least, December 31, 2002, when he ceases to be employed by IDEX, he will be entitled to receive a supplemental retirement benefit for three-years (subject to an annual cost of living adjustment) equal to 40% of his maximum annual base salary in effect at any time during the term of his employment agreement, such payments to commence after all other salary continuation payments have been paid. He will also be entitled to receive a supplement retirement benefit equal to 20% of his maximum annual base salary for the remainder of his life (subject to an annual cost of living adjustment) commencing upon completion of payment of the 40% benefit. The supplemental retirement benefit referred to in the two preceding sentences may, under certain circumstances on Mr. Hansen's death, be paid to his spouse in the form of an actuarially equivalent joint and 50% surviving spouse annuity. Mr. Hansen may be entitled to actuarially reduced supplemental retirement payments if he remains employed with IDEX until at least December 31, 2001.

      The agreements for Messrs. Boyce and Hansen provide for reimbursement of all medical, hospitalization, dental and similar benefits and expenses for themselves and their wives and dependents continuing for the longer of their lives or for their wives' lives. The employment agreement with Mr. Sayatovic provides for reimbursement of all medical, hospitalization, dental and similar benefits and expenses for him, his wife and dependents during the term of his employment with IDEX and for the longer of his life or his wife's life, if he remains employed by IDEX until his 55th birthday, if he dies, or if he becomes disabled while employed by IDEX, or he ceases to be employed at any time following an acquisition of IDEX as defined in the employment agreement. Reimbursements for medical expenses for Messrs. Hansen and Sayatovic will be reduced, until they attain age 59, to the extent reimbursement is available from other programs sponsored by subsequent employers, if any. Also, should Mr. Sayatovic terminate his employment prior to age 55 following an acquisition of IDEX, reimbursements for medical expenses will be reduced until age 55 to the extent reimbursement is available from subsequent employers.

      Bonuses provided for in the employment agreements will be calculated by the Board of Directors. However, Messrs. Boyce's and Hansen's target bonus must equal at least 80% and 75%, respectively, of their base salary as of the end of the fiscal period for which the bonus is calculated. Mr. Sayatovic will receive a bonus of not less than his target amount for the entire year in the event his employment is terminated by the Company or by death or disability. Messrs. Boyce and Hansen will receive a bonus of not less than their target amount for the entire year during which their employment with IDEX ceases.

      Each employment agreement also provides for payment of the 20% golden parachute excise tax, increased for taxes due on the payment, in the event that the Internal Revenue Service determines any such taxes to be payable due to a change in control. Also, pursuant to the agreements, each executive will be entitled to receive a guarantee of his pension benefits under the IDEX Corporation Retirement Plan described below under "Pension and Retirement Plans," without regard to the limitations on the maximum benefits that may be paid under that plan under certain provisions of the Internal Revenue Code of 1986, as amended.

PENSION AND RETIREMENT PLANS

      Most salaried employees of IDEX, including the executive officers and certain hourly employees, are covered under the IDEX Corporation Retirement Plan (the "IDEX Plan"). IDEX and the other sponsoring subsidiaries are required to make an annual contribution to the IDEX Plan in such amounts as are actuarially required to fund the benefits of the participants. The IDEX Plan is an ongoing "career average" plan that provides a level of benefit times a participant's compensation for a year, historically with periodic updates to average compensation over a fixed five-year period. Under the IDEX Plan, participants are entitled to receive an annual benefit on retirement equal to the sum of the benefit earned through 1995 using the five-year average compensation of a participant through 1995 plus the benefit earned under the current formula for each year of employment after 1995. For each year of participation prior to 1996, a participant earns a benefit equal to 1.25% of the first $16,800 of such average compensation through 1995 and 1.65% of such compensation in excess of $16,800. Beginning with January 1, 1996, the benefit earned equals the sum of 1.6% of the first $16,800 of each year's total compensation plus 2.0% for such compensation in excess of $16,800 for each full year of credited service. As required by law, compensation counted for purposes of determining this benefit is limited. For all participants in the IDEX Plan, the normal form of retirement benefit is payable in the form of a life annuity with five years of payments guaranteed. Other optional forms of benefits are available.

      As of December 31, 1997, the total accrued monthly benefit under the IDEX Plan for Messrs. Boyce, Hansen, Sayatovic, Roberts and Usher was $2,943, $4,637, $3,416, $1,887 and $1,160, respectively. Assuming projected earnings in 1998 of $915,000, $486,500, $370,300, $314,100, and $310,900 for Messrs. Boyce, Hansen,
Sayatovic, Roberts and Usher, respectively, and that such earnings remain level until each person reaches age 65, the projected monthly benefit for Messrs. Boyce, Hansen, Sayatovic, Roberts and Usher under this Plan would be $4,357, $6,908, $6,853, $5,477, and $4,467, respectively, upon retirement at age 65.

      Pursuant to the Company's Supplemental Executive Retirement Plan (the "SERP"), employees of the Company are entitled to retirement benefits to compensate for any reduction in benefits under the IDEX Plan arising from the maximum benefit limitations under Sections 401 and 415 of the Internal Revenue Code of 1986, as amended. Based on the above assumptions, the projected monthly benefit at age 65 for Messrs. Boyce, Hansen, Sayatovic, Roberts and Usher under the Company's SERP would be $33,842, $8,170, $10,441, $4,475 and $4,498, respectively.

                             PRINCIPAL SHAREHOLDERS

      The following table furnishes information, as of December 31, 1997, with respect to the shares of Common Stock beneficially owned by (i) all directors,
(ii) the officers named in the Summary Compensation Table, (iii) all directors and officers of IDEX as a group, and (iv) any person owning beneficially more than five percent of the outstanding shares of Common Stock of the Company. Except as indicated by the notes to the following table the holders listed below have sole voting power and investment power over the shares beneficially held by them. An * indicates ownership of less than 1 percent of the outstanding Common Stock.

                                               NUMBER OF
                                                 SHARES
           NAME AND ADDRESS OF                BENEFICIALLY
             BENEFICIAL OWNER                    OWNED         PERCENT OF CLASS
           -------------------                ------------     ----------------
KKR Associates(1)                              8,753,593             29.4
9 West 57th Street
New York, NY 10018
  Henry R. Kravis
  Paul E. Raether
  George R. Roberts
  Clifton S. Robbins
  Michael T. Tokarz
Mario J. Gabelli(2)                            2,687,847              9.0
GAMCO Investors, Inc.
Gabelli & Company, Inc.
655 Third Avenue
New York, NY 10017
Fidelity Investments(3)                        2,945,725              9.9
82 Devonshire Street
Boston, MA 02109
Donald N. Boyce(4)                               749,519              2.5
Richard E. Heath(5)(6)                            35,460                *
William H. Luers(6)                               29,700                *
Clifton S. Robbins(1)                             33,750                *
Neil A. Springer(6)                               29,250                *
Michael T. Tokarz(1)                              45,000                *
Frank J. Hansen(7)                                80,928                *
Wade H. Roberts, Jr.(8)                           67,120                *
Wayne P. Sayatovic(9)                            366,714              1.2
Rodney L. Usher(8)                                32,034                *
All directors and officers as a                1,758,439              5.9
group (19 persons excluding shares
owned by KKR Associates)(1)(10)

---------------
 (1) Shares of Common Stock shown as owned by KKR Associates are owned of record by two partnerships, of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power. KKR Associates is a limited partnership of which Messrs. Kravis, Roberts, Raether, Robbins and Tokarz (each of whom is a director of the Company) and Messrs. Edward Gilhuly, Perry Golkin, Robert I. MacDonnell, Michael W. Michelson and James H. Greene, Jr. are general partners. Such persons may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates. All of the foregoing persons disclaim beneficial ownership of any shares of the Company, listed above as beneficially owned by KKR Associates.

 (2) IDEX has received a Schedule 13D and amendments thereto filed by Mario J. Gabelli, GAMCO Investors, Inc. ("GAMCO") and Gabelli Fund, Inc. ("Gabelli Fund"), with respect to Common Stock owned by GAMCO, Gabelli Fund and certain other entities which Mr. Gabelli directly or indirectly controls and for which he acts as chief investment officer. IDEX has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13D.

 (3) IDEX has received a Schedule 13G and amendments thereto from Fidelity Investments with respect to Common Stock owned by certain portfolios for which Fidelity Investments is an investment advisor on a discretionary basis. IDEX has not attempted to verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.

 (4) Includes 355,500 shares owned by Mr. Boyce's wife as to which Mrs. Boyce has sole investment power and as to which Mr. Boyce has sole voting power over 351,000 of such shares; 45,000 shares held in separate trusts as to which Mrs. Boyce is the trustee for the benefit of Mr. and Mrs. Boyce's children; 64,500 shares held by The Boyce Family Foundation; and 130,680 shares which are eligible for exercise under the Officer Option Plan.

 (5) Includes 4,500 shares which are owned by various family trusts as to which Mr. Heath is a co-trustee of each trust and 900 shares which are owned by Mr. Heath's wife.

 (6) Includes for each of Messrs. Heath, Luers and Springer 29,250 shares under option which are eligible for exercise under the IDEX Corporation Stock Option Plan for Outside Directors.

 (7) Includes 17,905 shares which are owned directly by Mr. Hansen's wife and 63,023 shares which are eligible for exercise under the Company's Stock Option Plan for Non-Officer Key Employees and the Officer Option Plan.

 (8) Includes 66,510 and 15,120 shares which are eligible for exercise under the Company's Stock Option Plan for Non-Officer Key Employees and the Officer Option Plan, for Messrs. Roberts and Usher, respectively.

 (9) Includes 45,000 shares which are owned directly by Mr. Sayatovic's wife; 6,750 shares which are owned by Mrs. Sayatovic as custodian for their children; and 53,325 shares which are eligible for exercise under the Officer Option Plan.

(10) Includes 87,750 shares under option which are eligible for exercise under the IDEX Corporation Stock Option Plan for Outside Directors, 347,378 shares under option which are eligible for exercise under the Officer Option Plan, and 68,760 shares under option which are eligible for exercise under the Stock Option Plan for Non-Officer Key Employees.

                            RATIFICATION OF AUDITORS

      The Board of Directors, upon the recommendation of the Audit Committee, has recommended the selection of Deloitte & Touche LLP as the Company's independent auditors for 1998.

      Representatives of Deloitte & Touche LLP will attend the Annual Meeting of shareholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

      THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP as the Company's Independent Auditors for 1998.

                              GENERAL INFORMATION

OUTSTANDING STOCK

      An aggregate of 29,262,375 shares of the Company's Common Stock was outstanding at the close of business on February 4, 1998. Each share entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. No other securities are entitled to be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

      Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing or in open meeting.

SOLICITATION COSTS

      The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and facsimile transmission. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. In addition, the Company has retained Morrow & Co. to assist in proxy solicitation and collection, for an anticipated fee of $5,000 plus out-of-pocket expenses.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 1999 ANNUAL MEETING

      A shareholder desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 1999 Annual Meeting must deliver the proposal so that it is received by the Company no later than November 27, 1998. The Company requests that all such proposals be addressed to Wayne P. Sayatovic, Senior Vice President-Finance, Chief Financial Officer and Secretary, IDEX Corporation, 630 Dundee Road, Northbrook, Illinois 60062, and mailed by certified mail, return receipt requested. In addition, the Company's By-Laws require that notice of shareholder nominations for directors and related information be received by the Secretary of the Company not later than 60 days before the anniversary of the 1998 Annual Meeting, which, for the 1999 Annual Meeting, will be January 24, 1999.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during the year ended December 31, 1997 all filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

REPORTS TO SHAREHOLDERS

      The Company has mailed this Proxy Statement and a copy of its 1997 Annual Report to each shareholder entitled to vote at the Annual Meeting. Included in the 1997 Annual Report are the Company's financial statements for the year ended December 31, 1997.

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY SENDING A WRITTEN REQUEST THEREFOR TO WAYNE P. SAYATOVIC, SENIOR VICE PRESIDENT-FINANCE, CHIEF FINANCIAL OFFICER AND SECRETARY, IDEX CORPORATION, 630 DUNDEE ROAD, NORTHBROOK, ILLINOIS 60062.

Northbrook, Illinois
February 10, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

IDEX CORPORATION                        The undersigned hereby appoints Donald
630 Dundee Road                         N. Boyce, Clifton S. Robbins, Wayne P.
Northbrook, Illinois 60062              Sayatovic and Michael T. Tokarz and
                                        each of them, as Proxies with full
                                        power of substitution, and hereby
                                        authorize(s) them to represent and to
                                        vote, as designated below, all the
                                        shares of common stock of IDEX
                                        Corporation held of record by the
                                        undersigned on February 4, 1998, at the
                                        Annual Meeting of shareholders to be
                                        held on March 24, 1998, or at any
                                        adjournment thereof.

1.              FOR ALL NOMINEES LISTED            WITHHOLD
                BELOW                              AUTHORITY

                (except as marked to the           to vote for all nominees
                contrary below)                    listed below

    Class III:  Frank J. Hansen
                Paul E. Raether
                Clifton S. Robbins
                Neil A. Springer


(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

2.          FOR approval of        AGAINST             ABSTAIN
              Deloitte &           approval of        with respect to
              Touche LLP           Deloitte &           approval of
                                   Touche LLP           Deloitte &
                                                        Touche LLP

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting

[Reverse Side of Proxy Card]:



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:          , 1998
      ----------                                ----------------------------
                                                Signature

PLEASE MARK, SIGN, DATE AND
RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.                    ----------------------------
                                                Signature, if held jointly